Exhibit 4.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “AGREEMENT”) is made and entered into on April 10, 2024 by and between Jinghai Jiang, a Chinese citizen under ID *** (the “Employee”) and Bit Origin Ltd, a Cayman Islands company (the “COMPANY”).

WHEREAS, the Company and the Employee desire to enter into this Agreement to memorialize the terms and conditions of the Employee’s employment with the Company starting on the date hereof.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and representations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article I.Employment; Responsibilities; Compensation

Section 1.01Employment. Subject to ARTICLE III, the Company hereby agrees to employ the Employee and the Employee hereby agrees to be employed by the Company, in accordance with this Agreement, for the period commencing on April 10, 2024 and ending on April 9, 2027 (“INITIAL TERM”). the Initial Term shall automatically be extended one additional year unless either party gives written notice to the other party 60 days prior to expiration of the Initial Term that it or she, as applicable, does not wish to extend this Agreement. The Employee’s continued employment after the expiration of the Initial Term shall be in accordance with and governed by this Agreement, unless modified by the parties to this Agreement in writing. For purposes of this Agreement the Initial Term and any extended term shall be referred to as the “TERM”.

Section 1.02Responsibilities; Loyalty

(a)Subject to the terms of this Agreement, the Employee is employed in the position of Chief Executive Officer, Chief Operating Officer, Chairman of the Board and director of the Company, and shall perform the functions and responsibilities of that position. Additional or different duties may be assigned by the Company from time to time. The Employee’s position, job descriptions, duties and responsibilities maybe modified from time to time in the sole discretion of the Company.

(b)The Employee shall devote the whole of the Employee’s professional time, attention and energies to the performance of the Employee’s work. The Employee agrees to comply with all policies of the Company, if any, in effect from time to time, and to comply with all laws, rules and regulations, including those applicable to the Company.

Section 1.03Compensation and Benefits. As consideration for the services and covenants described in this Agreement, the Company agrees to compensate the Employee in the following manner:

(a)Base Salary. Commencing in April 2024 and for three consecutive fiscal years during the Employee’s employment with the Company, the Company shall pay annual Base Salary of US$ 50,000 to the Employee from the first year, as will be increased by 6% from the next year. Annual Base Salary may also be increased from time to time by action of the Board of Directors of the Company (or any committees or delegees thereof) (the “BOARD”). Termination of the employment shall forfeit the rights to such annual Base Salary. The Compensation shall also be subject to the approval of Company’s Board of Directors and/or Compensation Committees.

(b)Over-time Allowance. The Employee is eligible to receive the overtime rates of 200% where the Employee works in excess of the ordinary hours of work (8 hours per day)

(c)Vacation. Five (5) working days in the first year and will be increased by one (1) day from the next year during the Initial Term. The Employee may not carry over any unused vacation from prior years. All the unused vacation will be reimbursed based on Base Salary.

(d)Sick Leave. Absence due to personal illness, excluding pregnancy, shall be allowed up to ten (10) working days per calenda year, and shall not be accumulative from year to year. The Employee shall provide the corresponding medical records for the out-patient treatment / hospitalization to apply for sick leave.

(e)Other statutory holidays. The Company shall comply other holidays in accordance with the relevant laws and regulations of the location where the employee is located.

(f)Benefit.

(i)The Company shall pay a signing bonus totaling US$ 2,000 to the Employee to procure work laptop/desktop and essential stationery. In the event of Termination of Employment as defined in Article III during the Term, the employee shall promptly pay back the signing bonus of US$ 2,000 to the Company.

(ii)The Company reserves to itself, or its designated administrators, exclusive authority and discretion to determine all issues of eligibility, interpretation and administration of any Company benefit plan or policy. The Company’s employee benefits, and policies related thereto, are subject to termination, modification or limitation at the Company’s sole discretion.

(g)Payment of all compensation to the Employee shall be made in accordance with the terms of this Agreement, applicable state or federal law, and applicable Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable withholdings and taxes.

Section 1.04Business Expenses. The Company shall reimburse the Employee for all business expenses that are reasonable and necessary and incurred by the Employee while performing his duties under this Agreement, upon presentation of expense statements, receipts and/or vouchers or such other information and documentation as the Company may reasonably require.

Article II.Confidential Information; Post-Employment Obligations; Company Property

Section 2.01Company Property. As used in this Article II, the term the “Company” refers to the Company and each of its direct and indirect subsidiaries. All written materials, records, data and other documents relating to Company business, products or services prepared or possessed by the Employee during the Employee’s employment by the Company are the Company’s property. All information, ideas, concepts, improvements, discoveries and inventions that are conceived, made, developed or acquired by the Employee individually or in conjunction with others during the Employee’s employment (whether during business hours and whether on Company’s premises or otherwise) that relate to Company business, products or services are the Company’s sole and exclusive property. All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps and all other documents, data or materials of any type embodying such information, ideas, concepts, improvements, discoveries and inventions are Company property. At the termination of the Employee’s employment with the Company for any reason, the Employee shall return all of the Company’s documents, data or other Company property to the Company.

Section 2.02Confidential Information; Non-Disclosure.

(a)The Employee acknowledges that the business of the Company is highly competitive and that the Company will provide the Employee with access to Confidential Information. the Employee acknowledges that this Confidential Information constitutes a valuable, special and unique asset used by the Company in its business to obtain a competitive advantage over competitors. The Employee further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. The Employee agrees that the Employee will not, at any time during or after the Employee’s employment with the Company, make any unauthorized disclosure of any Confidential Information of the Company, or make any use thereof, except in the carrying out of the Employee’s employment responsibilities to the Company. The Employee also agrees to preserve and protect the confidentiality of third party Confidential Information to the same extent, and on the same basis, as the Company’s Confidential Information.

(b)For purposes hereof, “CONFIDENTIAL INFORMATION” includes all non-public information regarding the Company’s business operations and methods, existing and proposed investments and investment strategies, seismic, well-log and other geologic and oil and gas operating and exploratory data, financial performance, compensation arrangements and amounts (whether relating to the Company or to any of its employees), contractual relationships, business partners and relationships (including customers and suppliers), strategies, business plans and other confidential information that is used in the operation, technology and business dealings of the Company, regardless of the medium in which any of the foregoing information is contained, so long as such information is actually confidential and proprietary to the Company.

Section 2.03Non-Solicitation of the Employees. For a period of six (6) months following the Termination Date, The Employee will not, either directly or indirectly, call on, solicit or induce any other the Employee or officer of the Company or its affiliates with whom the Employee had contact, knowledge of, or association with in the course of employment with the Company to terminate his employment, and will not assist any other person or entity in such a solicitation; PROVIDED, HOWEVER, that with respect to soliciting any the Employee or officer whose employment was terminated by the Company or its affiliates, or general solicitations for employment not targeted at current officers or employees of the Company or its affiliates, the foregoing restriction shall not apply.

Article III.Termination of Employment

Section 3.01Termination of Employment.

(a)General: The rights of the Employee upon termination will be governed by this ARTICLE III.

(b)Definitions: For purposes hereof:

(i)“CAUSE” shall include (A) continued failure by the Employee to perform substantially the Employee’s duties and responsibilities (other than a failure resulting from Permanent Disability) that is materially injurious to the Company and that remains uncorrected for 10 days after receipt of appropriate written notice from the Board; (B) engagement in willful, reckless or grossly negligent misconduct that is materially injurious to Company or any of its affiliates, monetarily or otherwise; (C) except as provided by (D), the indictment of the Employee with a crime involving moral turpitude or a felony; (D) the indictment of the Employee for an act of criminal fraud, misappropriation or personal dishonesty; or (E) a material breach by the Employee of any provision of this Agreement that is materially injurious to the Company and that remains uncorrected for 10 days following written notice of such breach by the Company to the Employee identifying the provision of this Agreement that Company determined has been breached. For purposes of (C) and (D), if the criminal charge is subsequently dismissed with prejudice or the Employee is acquitted at trial or on appeal then the Employee will be deemed to have been terminated without Cause.

(ii)“CHANGE OF CONTROL” means the occurrence of any one or more of the following events that occurs after the Effective Date:

1)Any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “EXCHANGE ACT”)) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors; or

2)The consummation of (A) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, (B) a sale or other disposition of all or substantially all of the assets of the Company, or (C) a liquidation or dissolution of the Company.

(iii)“GOOD REASON” shall mean one or more of the following conditions arising not more than six months before the Employee’s termination date without the Employee’s consent: (A) a material breach by the Company of any provision of this Agreement; (B) assignment by the Board or a duly authorized committee thereof to the Employee of any duties that materially and adversely alter the nature or status of the Employee’s position, job descriptions, duties, title or responsibilities from those of a President and Chief Executive Officer, or eligibility for Company compensation plans; (C) requirement by the Company for the Employee to relocate to a primary place of business which is more than [50] miles away from the Employee’s primary place of business as of the Effective Date of this Agreement; or (D) a material reduction in the Employee’s Base Salary in effect at the relevant time. Notwithstanding anything herein to the contrary, Good Reason will exist only if the Employee provides notice to the Company of the existence of the condition otherwise constituting Good Reason within 90 days of the initial existence of the condition, and the Company fails to remedy the condition on or before the 30th day following its receipt of such notice.

(iv)“PERMANENT DISABILITY” shall mean the Employee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. The Employee will be deemed permanently disabled if determined to be totally disabled by the Social Security Administration or if determined to be disabled in accordance with a disability insurance program that applies a definition of disability that complies with the requirements of this paragraph.

(c)If the Employee’s employment is terminated under any of the foregoing circumstances, all future compensation to which the Employee is otherwise entitled and all future benefits for which the Employee is eligible, other than those already earned but which is unpaid, shall cease and terminate as of the date of termination, except as specifically provided in this ARTICLE III.

Article IV.Miscellaneous

Section 4.01Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, or electronic mail, or facsimile transmission.

Section 4.02Severability and Reformation. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

Section 4.03Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs and legal representatives of the Employee and the permitted assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by the Employee (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise), if such successor expressly agrees to assume the obligations of the Company hereunder.

Section 4.04Amendment. This Agreement may be amended only by writing signed by the Employee and by the Company.

Section 4.05GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND GOVERNED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO RULES RELATING TO CONFLICTS OF LAW.

Section 4.06Jurisdiction. Each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the state and federal courts located in NEW YORK in connection with any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and waives any objection to venue in NEW YORK. In addition, each of the parties hereto hereby waives trial by jury in connection with any claim or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 4.07Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes in all respects any prior or other agreement or understanding, written or oral, between the Company or any affiliate of the Company and the Employee with respect to such subject matter, including the Employment Agreement.

Section 4.08Counterparts; No Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which will be deemed an original. For purposes of determining whether a party has signed this Agreement or any document contemplated hereby or any amendment or waiver hereof, only a handwritten signature on a paper document or a facsimile transmission of a handwritten original signature will constitute a signature, notwithstanding any law relating to or enabling the creation, execution or delivery of any contract or signature by electronic means.

Section 4.09Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed in accordance to its fair meaning and not strictly for or against the Company or the Employee. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.”

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above:

Bit Origin Ltd

/s/ Jinghai Jiang
Name: Jinghai Jiang
Title: CEO

The Employee

/s/ Jinghai Jiang
Jinghai Jiang